UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: July 7, 2008
(Date of earliest event reported)
Akorn, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	001-32360	72-0717400
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)
2500 MILLBROOK DRIVE
BUFFALO GROVE, ILLINOIS 60089
(Address of principal executive offices, zip code)
(847) 279-6100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On July 7, 2008, Akorn, Inc. (“Akorn”), entered into a Binding Term Sheet dated as of July 3, 2008 (the “Term Sheet”) with Massachusetts Biological Laboratories of the University of Massachusetts Medical School (“MBL”). According to the Term Sheet, the parties have agreed to enter into an amendment to the Exclusive Distribution Agreement dated as of March 22, 2007 (the “Original Distribution Agreement”) and a mutual release in connection therewith. Among other things, this amendment will amend the Original Distribution Agreement to: (i) allow Akorn to destroy its remaining inventory of Tetanus Diphtheria vaccine, 15 dose/vial, in exchange for receiving an equivalent number of doses of preservative — free Tetanus Diphtheria vaccine, 1 dose/vial (the “Single-dose Product”) at no additional cost other than destruction and documentation expenses; (ii) reduce the aggregate purchase price of the Single-dose Product during the first year of the Original Distribution Agreement by approximately 14.4%; (iii) reduce Akorn’s purchase commitment for the second year of the Original Distribution Agreement by approximately 34.7%; and (iv) reduce Akorn’s purchase commitment for the third year of the Original Distribution Agreement by approximately 39.5%.
     The description of the Term Sheet herein is only a summary and is qualified in its entirety by the full text of such document, which is filed as an exhibit hereto and is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Binding Term Sheet dated as of July 3, 2008, by and between Akorn, Inc. and Massachusetts Biological Laboratories of the University of Massachusetts Medical School*
* Confidential Treatment Requested for portions of this exhibit Under 17 C.F.R. §§ 200.80(b)(4), 200.83 and 240.24b-2.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Akorn, Inc.
By:	/s/ Jeffrey A. Whitnell
Jeffrey A. Whitnell
Chief Financial Officer, Treasurer and Secretary

Date: July 11, 2008